Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-137242

PROSPECTUS SUPPLEMENT NO. 12

DATED DECEMBER 31, 2007

(To Prospectus Declared Effective on December 6, 2006)

BANKS.COM, INC.

4,285,095 Shares

Common Stock

This Prospectus Supplement No. 12 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated December 6, 2006 (the “Original Prospectus”), as supplemented by that certain Prospectus Supplement No. 1, dated January 11, 2007 (“Supplement No. 1”), that certain Prospectus Supplement No. 2, dated January 23, 2007 (“Supplement No. 2”), that certain Prospectus Supplement No. 3 dated February 28, 2007 (“Supplement No. 3”), that certain Prospectus Supplement No. 4 dated March 30, 2007 (“Supplement No. 4”), that certain Prospectus Supplement No. 5 dated April 6, 2007 (“Supplement No. 5”), that certain Prospectus Supplement No. 6 dated May 14, 2007 (“Supplement No. 6”), that certain Prospectus Supplement No. 7 dated August 14, 2007 (“Supplement No. 7”), that certain Prospectus Supplement No. 8 dated October 3, 2007 (“Supplement No. 8”), that certain Prospectus Supplement No. 9 dated October 30, 2007 (“Supplement No. 9”), that certain Prospectus Supplement No. 10 dated November 14, 2007 (“Supplement No. 10”) and that certain Prospectus Supplement No. 11 dated November 30, 2007 (“Supplement No. 11”). This Prospectus Supplement No. 12 is not complete without, and may not be delivered or used except in connection with, the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7, Supplement No. 8, Supplement No. 9, Supplement No. 10 and Supplement No. 11. The shares that are the subject of the Original Prospectus, as supplemented, have been registered to permit their resale to the public by the selling shareholders named therein. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the prospectus.

This Prospectus Supplement No. 12 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of Banks.com, Inc.

Our common stock is traded on the American Stock Exchange, under the symbol “BNX”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 12 (or the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7, Supplement No. 8, Supplement No. 9, Supplement No. 10 or Supplement No. 11) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 12 is December 31, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2007

Banks.com, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	001-33074	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices) (Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On December 27, 2007, Jeremiah Callaghan, a director of Banks.com, Inc. (the “Company”), tendered his resignation from the board of directors (the “Board”) of the Company due to an illness of an immediate family member. Mr. Callaghan served as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. The Board wishes to express its gratitude and appreciation to Mr. Callaghan for his guidance and support.

Effective as of Mr. Callaghan’s resignation, the Board appointed Charles K. Dargan II as a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2007	BANKS.COM, INC.

	By:	/s/ Gary W. Bogatay, Jr.
	Name:	Gary W. Bogatay, Jr.
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)